JOHN HANCOCK FUNDS II

Grantham, Mayo, Van Otterloo & Co. LLC

AMENDMENT (the “Amendment”) made as of this 19th day of January, 2012 to the Subadvisory Agreement dated October 17, 2005 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.                  APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended and restated.

The definition of the term “Fund” is amended and restated to include each of the portfolios listed in Appendix A.

2.         DURATION AND TERMINATION OF THE AGREEMENT

Section 7 “DURATION AND TERMINATION OF THE AGREEMENT” is amended and restated as follows:

                This Agreement shall become effective with respect to each Fund on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below.  With respect to each Fund, the Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the portfolios of the Trust.

                This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of such Fund, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party.  This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

2.                  EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the “Trust”) and (ii) execution of the Amendment.

3.                  DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meaning specified in or pursuant to the Agreement.

4.                  OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:       /s/ Andrew Arnott

            Executive Vice President

Grantham, Mayo, Van Otterloo & Co. LLC

By:       /s/ J.B. Kittredge

            General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the Fund.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed as indicated below.

1.                    For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

"Fund Assets" shall mean the net assets of the Fund managed by the Subadviser for which the fee is being calculated;

"Other Assets" shall mean the net assets of the portion of assets managed by the Subadviser of the accounts listed in the table under Item 3 below;

"Combined Assets" shall mean the sum of Fund Assets and Other Assets; and

"Daily Fund Net Assets" shall mean the net asset value of the Fund Assets as of the end of each day.

"Daily Combined Net Assets" shall mean the net asset value of the Combined Assets as of the end of each day.

2.                    The Subadviser’s fee shall be calculated and accrued daily based upon the Daily Fund Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser).  The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Fund Net Assets, and dividing by 365 (366 in a leap year).

a.        The following table shall be used to determine the Other Assets that correspond to each Portfolio:

Name of Portfolio	Names of Accounts Used to Calculate “Other Assets”
U.S. Multi Sector Fund	U.S. Multi Sector Trust, a series of John Hancock Variable Insurance Trust
Large Cap Fund	Large Cap Trust, a series of John Hancock Variable Insurance Trust

The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement, in each case based on the Daily Combined Net Assets as indicated.

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $500,000,000	Second Tranche: Daily Combined Net Assets in Excess of $500,000,000 and up to $1,000,000,000	Third Tranche: Daily Combined Net Assets in Excess of $1,000,000,000
U.S. Multi Sector Fund	%	%	%

Name of Portfolio	First Tranche: Daily Combined Net Assets up to $250,000,000	Second Tranche: Daily Combined Net Assets in Excess of $250,000,000 and up to $500,000,000	Third Tranche: Daily Combined Net Assets in Excess of $500,000,000 and up to $750,000,000	Fourth Tranche: Daily Combined Net Assets in Excess of $750,000,000
Large Cap Fund	%	%	%	%

Unless otherwise indicated above, the “Applicable Rate” is equal to (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets.